EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT



ENGlobal Corporate Services, Inc.         Incorporated in the State of Texas

ENGlobal Engineering, Inc.                Incorporated in the  State of Texas

ENGlobal Systems, Inc.                    Incorporated in the State of Texas

ENGlobal Construction Resources, Inc.     Incorporated in the State of Texas

RPM Engineering, Inc. dba ENGlobal
  Engineering, Inc.                       Incorporated in the State of Louisiana

ENGlobal Automation Group, Inc.           Incorporated in the State of Texas

ENGlobal Technical Services, Inc.         Incorporated in the State of Texas

ENGlobal Canada, ULC                      Incorporated in Alberta, Canada






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